Exhibit 99.1

AITX’s RAD Wins New Fortune 500 Manufacturer, Displacing Established Competitor

Initial RIO Deployments in the U.S. and Canada Mark the Start of a Larger Opportunity with the Multinational Industrial Brand

Detroit, Michigan, November 3, 2025 — Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCID:AITX), a global leader in AI-driven security and productivity solutions, along with its wholly owned subsidiary, Robotic Assistance Devices, Inc. (RAD), has received initial orders from a Fortune 500 manufacturer and multinational industrial brand. The client has selected RAD’s RIO™ Mini units for its first deployments, one in the United States and another in Canada, after years of engagement and testing. This initial order opens the door to a broad North American expansion that could include as many as 200 RIO units across various models.

“This win underscores the traction RAD is gaining across major industries,” said Steve Reinharz, CEO/CTO of AITX and RAD. “Displacing an established competitor at this level validates the performance and reliability of our solutions. Beyond the immediate deployment, we see meaningful recurring revenue potential as this relationship scales across multiple sites throughout North America. Our momentum continues to build, and we’re executing with precision for our clients, channel partners and shareholders.”

RIO Mini is part of RAD’s growing lineup of RIO solar-powered, AI-driven portable security solutions, designed for rapid deployment and year-round operation. With this order, RAD expands its footprint into another key sector of the industrial manufacturing market, further validating the Company’s strategy of replacing traditional monitoring and guarding methods with autonomous systems that deliver reliable performance and recurring revenue.

“This opportunity was earned through months of persistence, collaboration, and trust-building,” said Mark Folmer, CPP, PSP, President of RAD. “The team’s commitment to delivering innovative solutions and staying the course made all the difference. Winning this client against a well-established competitor highlights the strength of our people, our products, and our vision.”

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company’s operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, which is a formal, independent audit that evaluates a service organization’s internal controls for handling customer data and determines if the controls are not only designed properly but also operating effectively to protect customer data. This audit reinforces the Company’s credibility with enterprise and government clients who require strict data protection and security compliance.

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/

RAD is led by Steve Reinharz, CEO/CTO and founder of AITX and RAD, who brings decades of experience in the security services industry. Reinharz serves as chair of the Security Industry Association’s (SIA) Autonomous Solutions Working Group and as a member of the SIA Board of Directors. The RAD team also draws on extensive expertise across the sector, including Mark Folmer, CPP, PSP, President of RAD and Chair of the ASIS International North American Regional Board of Directors, Troy McCanna, former FBI Special Agent and RAD’s Chief Security Officer, and Stacy Stephens, co-founder of security robotics company Knightscope. Their combined backgrounds in security industry leadership, law enforcement, and robotics innovation reinforce RAD’s ability to deliver proven, practical, and disruptive solutions to its clients.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.raddog.ai, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances whatsoever that the Company will meet its expectations with respect to its future revenues and RIO Mini’s sales volume. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Doug Clemons

248-270-8273

doug.c@radsecurity.com